EXHIBIT 99

                                 FOR:   Consolidated Graphics, Inc.

                         APPROVED BY:   Ronald E. Hale, Jr.
                                        Vice President
                                        (713) 529-4200

                             CONTACT:   Betsy Brod/Jeff Majtyka
                                        Media: Stan Froelich
                                        Morgen-Walke Associates, Inc.
                                        (212) 850-5600

FOR IMMEDIATE RELEASE

                        CONSOLIDATED GRAPHICS TO LIST ON
                            NEW YORK STOCK EXCHANGE

                            ------------------------

     HOUSTON, TEXAS -- January 8, 1997 -- Consolidated Graphics, Inc. (Nasdaq/NM:COGI), today announced it has filed an application to list its common stock on the New York Stock Exchange. Trading on the New York Stock Exchange under the new symbol "CGX" is expected to commence January 29, 1997.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "We are very pleased to be listing our shares on the New York Stock Exchange. This move is the result of our significant growth and established reputation as the leading consolidator in the U.S. printing industry. This listing will provide increased visibility and enhanced trading liquidity which will benefit our shareholders and will be attractive to acquisition candidates."

     Consolidated Graphics, Inc. is one of the fastest growing printing companies in the United States. It is a consolidator in a fragmented industry, adding value to its acquisitions by providing the financial and operational strengths, management support and technological advantages associated with a larger organization. Following the completion of two recently announced acquisitions, the Company will operate 18 companies in 14 markets.

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